Exhibit 99.1

FIRST AMENDMENT
Dated as of June 25, 2009
to
RECEIVABLES PURCHASE AGREEMENT
Dated as of December 20, 1996

THIS FIRST AMENDMENT (the “Amendment”), dated as of June 25, 2009, is entered into between Indianapolis Power & Light Company (the “Originator”) and IPL Funding Corporation (the “Company”).

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of December 20, 1996 (as amended, supplemented or otherwise modified through the date hereof, the “Purchase Agreement”), between the Originator and the Company.  Terms used herein and not otherwise defined herein which are defined in the Purchase Agreement or the other Transaction Documents (as defined in the Receivables Sale Agreement) shall have the same meaning herein as defined therein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.        Upon execution by the parties hereto in the space provided for that purpose below the Purchase Agreement shall be, and it hereby is, amended as follows:

(a)        Section 2.1 of the Purchase Agreement is hereby amended by inserting the following new clauses (k), (l), (m) and (n) at the end thereof:

(k)        Accuracy of Exhibits.  None of the Originator's jurisdictions of organization, chief executive offices and principal places of business have changed within the past 12 months (or such shorter period as the Originator has been in existence).  The Originator has been known by or used any corporate, fictitious or trade name other than a name set forth of Exhibit D of the Receivables Sale Agreement.  Exhibit D of the Receivables Sale Agreement lists the federal employer identification numbers of the Originator.

(l)         Collections.  The Originator has not granted any Person, other than the Company (and its assigns) as contemplated by this Agreement, dominion and control of any Post-Office Box or Collection Account, or the right to take dominion and control of any such Post-Office Box or Collection Account at a future time or upon the occurrence of a future event.

(m)       Sales by the Originator.  Each sale by the Originator to the Company of an interest in Receivables and their Collections has been made in accordance with the terms hereunder, including the payment by the Seller to the Originator of the purchase price described hereunder.  Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Company.

(n)        Post-Office Box Arrangements.  The Originator has not granted any interest in any Post-Office Box to any Person other than (i) the Company and (ii) Persons whose interests therein have been terminated on or prior to the date hereof and, upon delivery to a Post-Office of the related Postal Direction Letters and Postal Powers of Attorney, the Company will have the right to exercise exclusive ownership and control of the Post-Office Box at such Post-Office in accordance with the provisions of the related Postal Direction Letters and Postal Powers of Attorney.

(b)        The following new section is hereby added to the Purchase Agreement at the end of Article IV:

Section 4.2.     Post Office Boxes and Collection Accounts.  (a) The parties hereto acknowledge that certain Collections may be remitted by Obligors directly to the Originator (at a field office or otherwise) or to any Post-Office  Box.  The Originator agrees that it will instruct each of its employees that is responsible for receiving any Collections that the Originator and such employee (i) are acting as servicer for the Company, (ii) owe a duty of due care to the Company in all of their actions relating to the handling and deposit of such Collections and (iii) are liable to the Company for breaches such duty of due care.

(b)        The Originator hereby agrees that each Post-Office Box shall be maintained in the name of the Company.

(c)        The Originator shall not establish new Collection Accounts into which Collections are deposited unless such account is in the name of the Company.

(d)        The Originator shall not (i) engage any Person other than Remittance Processing Services Inc. to give instructions with respect to the National City Bank Account into which Collections are deposited without the prior written consent of the Agent; provided, that any successor to Remittance Processing Services Inc. shall agree to comply with the provisions of this Agreement and the other Transaction Documents with respect to the handling of Collections, or (ii) engage any Person to give instructions with respect to any other bank accounts maintained at any other bank into which Collections are deposited without the prior written consent of the Agent.

(c)        The defined term “Receivables Sale Agreement” appearing in Schedule I of the Purchase Agreement is hereby amended in its entirety and as so amended shall read as follows:

“Receivables Sale Agreement” means the Second Amended and Restated Receivables Sale Agreement dated as of June 25, 2009, among the Originator, the Company, The Royal Bank of Scotland plc, as Agent, Liquidity Providers party thereto and Windmill Funding Corporation.

(d)        The following new defined term is hereby added to Schedule I of the Purchase Agreement in the appropriate alphabetical order:

“Post Office Box” means any United States Postal Service post office box into which Collections are deposited.  Each Post-Office Box shall be listed on Exhibit E and such exhibit shall include the number of such Post-Office Box, the address of such Post-Office Box, the address of the post office at which such Post-Office Box is located.

(e)        A new Exhibit E is hereby added to the Purchase Agreement in the form of Exhibit E attached hereto.

Section 2.        The Purchase Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed.  From and after the date hereof, the Purchase Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Purchase Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect.

Section 3.        This Amendment shall become effective once the Agent has received executed counterparts of this Amendment.

Section 4.        This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

Section 5.        This Amendment shall be governed and construed in accordance with the internal laws of the State of Indiana.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written

IPL FUNDING CORPORATION

By:
Name:
Title:

INDIANAPOLIS POWER & LIGHT COMPANY

By:
Name:
Title:

CONSENTED BY:

THE ROYAL BANK OF SCOTLAND PLC, as the
Agent and as the Liquidity Provider

By:	RBS SECURITIES INC., as agent

By:
Name:
Title:

Address: c/o ABN AMRO Bank N.V.
540 West Madison Street
27th Floor
Chicago, Illinois 60661
Attention: Agent
Telephone: (312) 338-3491

EXHIBIT E

POST-OFFICE BOX

P.O. Box 110
Indianapolis, Indiana 46206